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                                                                    EXHIBIT 99.4


                                 TRW'S COMMENTS
                        EARNINGS RELEASE CONFERENCE CALL
                              THURSDAY, MAY 8, 2003

Good morning:

Our 1st quarter results were very close to what we expected. Our leasing company's earnings continued to be our strongest performance.

During the 1st quarter, the winter weather came on stronger and lasted longer than last year. As a result, we had a difference in our year-over-year performance in our construction products business. Our highway safety products businesses were affected the most by winter weather conditions because we ship products into several key Northern states. During the past 30 days, as the winter weather has become less of an issue, we are seeing a significant improvement in demand in the majority of our construction products businesses. Our backlogs have improved significantly.

Our industrial products group operated at a breakeven level during the 1st quarter. The U.S. LP gas industry in the northeast was consumed by the winter weather challenges. In March and April, we started to see some signs of improvement. As I mentioned in our last conference call, we have consolidated our executive oversight of our industrial group into our construction products group and we are very pleased with the early results.



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During the first quarter, our barge group felt the effects of an industry wide reduction in the demand for hopper barges. Our hopper barge business hit bottom in February. Recently, we've been fortunate to book some additional hopper barges which provide a base load for our business into the fall. The orders we received have options for additional barges and if our customers exercise their options, we will have our base load covered through the end of the year. We have also booked some tank barge business recently and our existing production extends for a year. I'm very pleased with the way the barge business has rebounded as quickly as it has.

Discovery and pre-trial proceedings continue in our barge lawsuits. We have begun to explore the possibility of settling with certain of the parties, but there is no assurance that any agreement will be reached with any party. At this time, it is too premature for me to make any additional comments.

Now I'll provide some comments pertaining to our railcar businesses. During the 1st quarter, the North American railcar industry continued to improve. The industry order levels were slightly over 11,700 units. The majority of the orders placed during the first quarter were for railcars used to transport coal and intermodal container equipment. These two categories account for almost 60% of the entire 1st quarter industry orders. As I've stated before, we are not pursuing orders based on market share percentage goals. During the 1st quarter, in the coal and intermodal markets, we booked enough orders to keep our existing production lines running through the end of the year. We did not see value in investing in additional production capacity on these product lines until there is a



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sustainable order level. Sustainability is a key word for us as we assess the railcar industry order levels. At the end of the 1st quarter our backlog of orders for railcars in North America improved about 11% over the 4th quarter to approximately 8200 units. Plus, we have the additional 4000 units with our multi-year agreement with GATX which have not been included in our backlog.

 In North America, we shipped approximately 1700 railcars during the first quarter. Our shipments increased 18% from the 4th quarter. This sounds like a significant increase in shipments from a percentage point of view, but it's still a very reduced rate. Let me remind you that during 2000, Trinity and Thrall shipped an average of 6700 railcars per quarter and in 2001, we shipped an average of 4000 railcars per quarter. During 2002 our shipments averaged
1200 units per quarter. Until we reach the 3000 - 3500 units per quarter range, our objectives and priorities in our rail-related businesses remain focused on obtaining a base load of business. When our shipments are at such a reduced level, our product mix significantly impacts our financial performance. Our financial results will fluctuate as our product mix changes. Also, at a low rate of production, when we deliver a large portion of railcars to our lease fleet, it has an effect on our consolidated earnings because we defer profits on cars delivered to our leasing company.

In the 1st quarter 68% of our shipments were delivered to lease fleet customers. During the 2nd quarter, we expect to ship a comparable amount of cars as we did in the first quarter with approximately half of our production going to lease fleet customers.



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In the 2nd quarter, from an earnings point of view, we are expecting our rail group's operating performance to improve around a million dollars. In the 3rd quarter, we are expecting to increase our railcar production in North America to a level between 2500 to 2700. At that point, we plan to be profitable. The primary issue we see which could affect our ability to increase our production is related to the current casting shortage. The North American railcar manufacturing industry is currently constrained by the casting industry's ability to produce under frame castings. Recently, our production has been affected by this shortage and we are hopeful we will be able to obtain a sufficient supply as we increase our production.

In our European rail group, the demand for rail wagons in Europe remains relatively steady. We have recently announced we are closing our Czech Republic facility and consolidating our manufacturing into our Romanian operation. This move will improve our absorption of costs in Romania. Our backlog for orders extends into 2004 and we have booked some nice orders recently. We expect to be profitable in Europe by the 4th quarter.

From an overall earnings point of view, our first quarter should be our worst quarter. We expect our 2nd quarter to be break even to a loss of 20 cents per share. We expect to return to profitability during the 3rd quarter. There is still too much uncertainty with the general economy for us to project a precise figure for the year.

At this point, I'll turn it back over to Neil for questions.



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